
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE RESTATED
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1996 AND 1995 AND THE RESTATED
CONSOLIDATED INCOME STATEMENTS FOR THE TWELVE-MONTH PERIODS THEN ENDED AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<RESTATED>

<PERIOD-TYPE>                   YEAR                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1996             DEC-31-1995
<PERIOD-START>                             JAN-01-1996             JAN-01-1995
<PERIOD-END>                               DEC-31-1996             DEC-31-1995
<CASH>                                       5,261,647               3,341,726
<SECURITIES>                                 2,908,370               3,549,717
<RECEIVABLES>                               78,576,712              70,875,653
<ALLOWANCES>                                 2,980,000               2,880,000
<INVENTORY>                                 11,579,571               9,346,968
<CURRENT-ASSETS>                            99,522,083              85,737,373
<PP&E>                                      25,378,812              18,477,992
<DEPRECIATION>                              10,409,000               7,320,803
<TOTAL-ASSETS>                             128,681,517             107,780,223
<CURRENT-LIABILITIES>                       41,792,800              46,387,387
<BONDS>                                     28,005,680              12,111,586
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                    50,528,303              45,930,838
<OTHER-SE>                                   6,576,896                 933,723
<TOTAL-LIABILITY-AND-EQUITY>               128,681,517             107,780,223
<SALES>                                    344,421,740             283,080,302
<TOTAL-REVENUES>                           344,421,740             283,080,302
<CGS>                                      244,259,294             206,346,036
<TOTAL-COSTS>                              244,259,294             206,346,036
<OTHER-EXPENSES>                            85,438,236              67,801,897
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                             938,155               2,148,848
<INCOME-PRETAX>                             13,786,055               6,783,521
<INCOME-TAX>                                 5,544,603<F1>           2,713,349<F1>
<INCOME-CONTINUING>                          8,241,452<F1>           4,070,172<F1>
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                 8,241,452<F1>           4,070,172<F1>
<EPS-PRIMARY>                                      .41<F1>                 .24<F1>
<EPS-DILUTED>                                      .39<F1>                 .23<F1>

<F1>Certain companies acquired and accounted for using the pooling-
of-interests accounting method had elected to be treated as S Corporations and were therefore not subject to Federal income taxes prior to their acquisition by the Company. Net income and net income per share amounts include an unaudited provision for Federal and state taxes at an effective rate of 40% for these companies.

